Exhibit 99.1

For Immediate Release

Bluerock Residential Growth REIT Announces Share Repurchase Plan

- Authorized $25 Million Share Repurchase -

New York, NY (February 14, 2018) – Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) (the “Company”), an owner of highly amenitized multi-family communities, announced today that its Board of Directors has authorized the repurchase of up to $25 million of its outstanding shares of Class A common stock over a period of one year.

“We are pleased to announce this share repurchase plan, which demonstrates our strong belief in the quality of our assets and the growth embedded in our portfolio, which we believe is significantly undervalued by the market,” said Ramin Kamfar, the Company’s Chairman and CEO. "With this new plan we have an additional option to consider in our deployment of capital. It is our intention to take a measured approach to executing these repurchases as we prudently use our capital and manage our leverage in a careful manner to maximize shareholder value.”

Purchases made pursuant to the plan will be made in either the open market, including through block purchases or in privately negotiated transactions from time to time as permitted by federal securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion. The stock repurchase plan does not obligate the Company to acquire any particular amount of Class A common stock and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. All open market repurchases will be made in accordance with Rule 10b-18 under the Securities Exchange Act of 1934, which sets certain restrictions on the method, timing, price and volume of open market repurchases. The plan may be extended, modified, suspended or discontinued at any time at the Company’s discretion.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE American: BRG) is a real estate investment trust that focuses on developing and acquiring a diversified portfolio of institutional-quality highly amenitized live/work/play apartment communities in demographically attractive knowledge economy growth markets to appeal to the renter by choice. The Company’s objective is to generate value through off-market/relationship-based transactions and, at the asset level, through Core+ improvements to properties and operations. The Company is included in the Russell 2000 and Russell 3000 Indexes. BRG has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

For more information, please visit the Company’s website at www.bluerockresidential.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 22, 2017, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contact

Investors:

(888) 558.1031
investor.relations@bluerockre.com

Media:

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

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